Exhibit 4.13

First Amended and Restated Agreement of the Equity Pledge Agreement

This First Amended and Restated Agreement of the Equity Pledge Agreement (hereinafter referred to as “this Agreement”) is signed by the following parties on January 6, 2023:

(1)

Guangzhou Qingyin Information Technology Co., Ltd., a company with limited liability duly incorporated and validly subsisting under the laws of the People’s Republic of China, whose registered address is Room 101, Building 25, No.311 Huangpu Avenue Middle, Tianhe District, Guangzhou City (hereinafter referred to as “Pledgee”);

(2)Ding Ning, PRC citizen;

(3)Ren Juan, PRC citizen (together with Ding Ning, referred to as “Pledgors”).

Whereas, the Pledgors hold 100% equity in Guangzhou Huanliao Network Technology Co., Ltd. (formerly known as Guangzhou Zhiya Network Technology Co., Ltd,, a domestic-funded company with limited liability whose registered address is Room 101, Building 25, No.311 Huangpu Avenue Middle, Tianhe District, Guangzhou, with a registered capital of RMB 1.0001 million, hereinafter referred to as “the Company”);

Whereas, the Company and the Pledgee signed the Exclusive Technical Consulting and Management Service Agreement (hereinafter referred to as “Service Agreement”) on July 19, 2022, and the Company, the Pledgee and other relevant parties signed the First Amended and Restated Agreement of the Business Operation Agreement on January 6, 2023, and the Company, the Pledgors and the Pledgee signed the First Amended and Restated Agreement of the Exclusive Equity Transfer Option Agreement on January 6, 2023 (hereinafter collectively referred to as “Master Agreements”), according to the Master Agreements, the Company has the obligations of paying the Pledgee the service fees and relevant interests, liquidated damages and compensations for other losses incurred to the Pledgee due to the Company’s default (hereinafter referred to as “Secured Obligations”);

Whereas, the Pledgors intend to pledge his equity in the Company’s registered capital to the Pledgee as (if) a guarantee for the Company’s fulfilment of the aforesaid Secured Obligations and (ii) a guarantee for fulfilment of all the contractual obligations (hereinafter referred to as “Contractual Obligations”) by the Pledgors and the Company under the Master Agreements, and the Pledgee is willing to accept the pledge according to the terms and conditions of this Agreement;

Whereas, the Pledgee and Ding Ning signed the Equity Pledge Agreement (hereinafter referred to as the “Original Equity Pledge Agreement”) on July 19, 2022. The parties thereto intend to amend and restate the Original Equity Pledge Agreement due to the admission of the new shareholder of the Company.

the Pledgors and the Pledgee arrive at the following agreement:

Article 1 Pledge

1.1	Subject matter of pledge

The subject matter of the pledge guarantee provided by the Pledgors to the Pledgee under this Agreement is the accumulated 100% equity held and to be held by the Pledgors in the Company’s registered capital and the dividends and bonuses arising from the equity during the term of this Agreement (hereinafter referred to as “Pledged Equity”).

1.2	Pledge

The Pledgors are willing to pledge the aforesaid Pledged Equity as a guarantee for the Company’s fulfilment of the aforesaid Secured Obligations and a guarantee for fulfilment of Contractual Obligations by the Pledgors and the Company.

1.3	Realization of pledge right

1.3.1If (i) the Company fails to fulfil the Secured Obligations according to the Master Agreements or (ii) the Pledgors or the Company fails to fulfil the Contractual Obligations according to the Master Agreements, the Pledgee may dispose of the Pledged Equity pursuant to the Civil Code and other relevant laws and regulations and has the right of priority to be paid from the proceeds from the disposal of the Pledged Equity for the Secured Obligations and any other relevant expenditures. The parties agree that the proceeds obtained according to this article shall be used in the following order:

(1)payment of all the taxes resulting from disposal of the Pledged Equity;

(2)repayment of the outstanding secured obligations of the Pledgors;

(3)if the monies specified in the preceding two paragraphs have been paid and there are no monies payable by the Pledgors or the Company to the Pledgee, and there still remains some of the proceeds obtained by the Pledgee according to this article, the Pledgee shall return the rest to the Pledgors.

Therefore, the Pledgors, as shareholders of the Company, agree to waive their right of first refusal and that the Pledgee has the right to buy the Pledged Equity.

1.3.2Unless otherwise approved by the Pledgee in writing after the signing of this Agreement, the pledge under this Agreement shall be removed only when the Company and the Pledgors have duly fulfilled all of their obligations and liabilities under the Master Agreements and the Pledgee has given written acknowledgement. If the Pledgors still fail to fulfil all or part of his obligations or liabilities under the Master Agreements upon maturity of the period specified therein, the Pledgee shall still be entitled to the pledge under this Agreement until the aforesaid relevant obligations and liabilities are fully fulfilled.

1.4	Term of pledge

The pledge shall become effective as from the date when the pledge of the Pledged Equity under this Agreement is registered with the relevant industrial and commercial administration authority until the Secured Obligations and the Contractual Obligations are fully fulfilled.

Article 2 Representations and Warranties

2.1The Pledgors hereby represent and warrant to the Pledgee that:

(1)

The Pledgors are the legal owner of the Pledged Equity and have the right to pledge the Pledged Equity to the Pledgee; the Pledgee will not encounter any legal or factual obstacle in exercise of the pledge right in the future.

(2)

The Pledgors have obtained the approvals and authorizations needed for signing this Agreement and this Agreement is valid and binding on the Pledgors and is executable on the Pledgors based on the terms thereof.

(3)

Except for the First Amended and Restated Agreement of the Exclusive Equity Transfer Option Agreement signed by the Pledgors and the Pledgee on January 17, 2023, the Pledgors’ signing and performance of this Agreement will not lead to his violation of any other agreements to which the Pledgors are parties or the laws and regulations the Pledgors shall observe and any relevant government approvals, permissions or authorizations.

(4)

Except for the equity purchase option granted by the Pledgors to the Pledgee according to the First Amended and Restated Agreement of the Exclusive Equity Transfer Option Agreement signed by the Pledgors and the Pledgee on January 17, 2023, the Pledged Equity is not involved in any other secured rights, right of offset or any other similar encumbrances on the date of the signing of this Agreement.

(5)	If the board of directors of the Pledgee exercises the rights of the Pledgee according to this Agreement at any time, there shall be no intervention from any other parties, except for judicial or administrative intervention.

(6)

Save with the prior written consent of the Pledgee, the Pledgors shall not transfer or otherwise dispose of the Pledged Equity (or any interests therein), and except for the equity purchase option granted by the Pledgors to the Pledgee according to the First Amended and Restated Agreement of the Exclusive Equity Transfer Option Agreement signed by the Pledgors and the Pledgee on January 17, 2023, and shall not directly or indirectly cause or allow setting of any other encumbrances on the Pledged Equity.

(7)

Without the prior written consent of the Pledgee, the Pledgors shall not or shall not allow others to make any changes to the Pledged Equity that may result in decrease of the value of the Pledged Equity (except for performance of the Master Agreements).

(8)	There is no ongoing civil, administrative or criminal litigation or administrative penalty or arbitration relating to the Pledged Equity on the date of the signing of this Agreement.
(9)	There is no outstanding tax or fee or uncompleted legal proceeding or procedure relating to the Pledged Equity on the date of the signing of this Agreement.
(10)	The Pledgors agree to sign an irrevocable proxy form for voting.
(11)

The Pledgors agree that the Pledgee’s exercise of rights as a pledgee according to the terms of this Agreement shall not be interrupted or jeopardized by the Pledgors or their successors or transferees or any other persons.

(12)

The terms of this Agreement are an expression of their true intentions and are legally binding on them. If the Pledgors do not fulfil or do not fully fulfil their warranties, undertakings, agreements and representations, the Pledgors shall compensate the Pledgee for the actual losses caused by the default.

The Pledgee hereby represents and warrants that

(1)	The Pledgee is a wholly foreign-owned enterprise duly incorporated and validly subsisting under the laws of the People’s Republic of China.
(2)	The Pledgee has obtained the approvals and authorizations needed for signing this Agreement and this Agreement is valid and binding on the Pledgee.

Article 3 Entry into Force and Term

3.1

This Agreement shall take effect from the date of signing by the authorized representatives of the parties. The pledge under this Agreement shall become effective as from the date when the registration of pledge for the Pledged Equity is completed by the Company’s competent industrial and commercial administration authority.

3.2	The parties agree to record the pledge of the Pledged Equity in the register of shareholders of the Company on the date of the signing of this Agreement.
3.3

This Agreement shall terminate after the Master Agreements are terminated according to laws and the Secured Obligations are fully fulfilled according to the terms and conditions of the Master Agreements.

Article 4 Possession and Safekeeping of Pledge Certificate

4.1

In the term of pledge specified in this Agreement, the Pledgors shall, as required by the Pledgee, hand in the certificate (original) of his equity contributions in the Company to the Pledgee for safekeeping within five (5) workdays. The Pledgors shall provide the Pledgee with a proof for due registration of the pledge under this Agreement in the register of shareholders and have completed all the approval, registration and filing procedures (including but not limited to the procedures for registration of pledge for the Pledged Equity with the Company’s competent industrial and commercial administration authority) required by the laws of the People’s Republic of China.

4.2

If any change in the pledge records needs to be recorded according to laws, the Pledgors shall record the relevant change within thirty (30) days after the change and complete relevant change registration procedures with the Company’s competent industrial and commercial administration authority.

4.3

During the period of equity pledge, the Pledgors shall instruct the Company not to distribute any dividend or bonus, or adopt any profit distribution scheme; if the Pledgors are entitled to any other monetary benefits apart from the dividend, bonus or other profit distribution schemes, the Pledgors shall, as required by the Pledgee, instruct the Company to directly remit the relevant monies to the bank account designated by the Pledgee. Without the prior written consent of the Pledgee, the Pledgors shall not use the monies.

4.4

If, during the period of equity pledge, the Pledgors obtains any new equity due to the Company’s implementation of allotment plan for the shareholders or the Pledgors’ capital increase for the Company or for any other reasons, the said new equity shall automatically turn into the Pledged Equity under this Agreement and the Pledgors shall, after obtaining the new equity, complete all the procedures needed for pledging the said new equity. If the Pledgors fail to complete relevant procedures according to the aforesaid provisions, the Pledgee shall have the right to immediately realize the pledge according to Article 6 of this Agreement. If the Pledgors terminate their employment relationship with the Pledgee or its related parties), the Pledgors hereby agree and undertake to transfer all their equity in the Company to the third party designated by the Pledgee. After the transfer, the said third party shall bear all the rights and obligations of the transferor under the relevant Master Agreements. The aforesaid undertakings shall be irrevocable during the validity period of this Agreement.

Article 5 Events of Default

5.1	All the following events shall be deemed as events of default:

5.1.1The Company, or its successor or transferee fails to pay in due time and in full any service fees payable under the Service Agreement, or the Pledgors or their successors or transferees fails to perform the First Amended and Restated Agreement of the Business Operation Agreement or the First Amended and Restated Agreement of the Exclusive Equity Transfer Option Agreement;

5.1.2Any representations, warranties or undertakings made by the Pledgors in Article 2 of this Agreement are materially misleading or wrong, and/or the Pledgors violate the representations, warranties or undertakings in Article 2 of this Agreement;

5.1.3The Pledgors seriously violate any terms of this Agreement;

5.1.4The Pledgors abandon the Pledged Equity or transfer or otherwise dispose of the Pledged Equity without the written consent of the Pledgee;

5.1.5Any borrowings, guarantees, compensations, undertakings or other debt repayment liabilities of the Pledgors are required to be repaid or fulfilled in advance due to default or fall due, but cannot be repaid or fulfilled as scheduled, so that the Pledgee deems that the Pledgors’ ability to fulfil his obligations under this Agreement has been affected, thereby affecting the Pledgee’s interests;

5.1.6The Pledgors are unable to repay the general debts or other arrears, thereby affecting the Pledgee’s interests;

5.1.7This Agreement becomes illegal or the Pledgors are unable to continue fulfilling his obligations under this Agreement due to issue of relevant laws;

5.1.8The consents, permissions, approvals or authorizations of any government departments needed for executing or legalizing or validating this Agreement are revoked, terminated, invalidated or revised substantially;

5.1.9Any adverse change in the Pledgors’ property causes the Pledgee to believe that the Pledgor’s ability to fulfil their obligations under this Agreement has been affected.

5.2

If the Pledgors are aware of or find any circumstance mentioned in Article 5.1 above or any event that may lead to the aforesaid circumstances has occurred, they shall immediately notify the Pledgee in writing.

5.3

Unless the events of default specified in Article 5.1 above are solved to the satisfaction of the Pledgee, the Pledgee may send a notice of default to the Pledgors in writing at any time after the occurrence of the said events of default to require the Pledgors to immediately pay all the arrears and other monies payable under the Service Agreement, or promptly perform the First Amended and Restated Agreement of the Exclusive Equity Transfer Option Agreement or First Amended and Restated Agreement of the  Business Operation Agreement, or exercise the pledge according to Article 6 of this Agreement.

Article 6 Exercise of the Pledge

6.1The Pledgors shall not transfer or otherwise dispose of the Pledged Equity without the written consent of Party A before the Secured Obligations are fully repaid and the Contractual Obligations are fully performed.

6.2The Pledgee shall send a notice of default to the Pledgors at the time of exercising the pledge.

6.3Subject to the provisions of Article 5.3, the Pledgee may exercise the pledge at the time when the notice of default is sent in accordance with Article 5.3 or at any time after the notice of default is sent.

6.4The Pledgee is entitled to be compensated in priority by the conversion of all or part of the Pledged Equity hereunder or from the proceeds from auction or sale of the Pledged Equity in accordance with legal procedures until the outstanding service fees and all other payables under the Service Agreement are repaid in full, and the First Amended and Restated Agreement of the  Exclusive Equity Transfer Option Agreement and First Amended and Restated Agreement of the Business Operation Agreement are fully performed.

6.5When the Pledgee exercises the pledge pursuant to this Agreement, the Pledgors shall not set any barriers and shall provide necessary assistance to enable the Pledgee to realize its pledge.

Article 7 Miscellaneous

7.1	This Agreement is subordinate to the Master Agreements. Nonetheless, the effect of this Agreement shall not be affected by the effect of the Master Agreements.

7.2	Any amendment, extension, transfer and premature termination of this Agreement shall be subject to the prior written consent of the Pledgee.
7.3

This Agreement and appendixes thereof and transaction documents are complete agreements concluded by respective parties for the agreed matters to supersede any oral or written exchange opinions or suggestions previously made by respective parties.

7.4	This Agreement shall be governed and interpreted by the issued PRC laws.
7.5

Any dispute arising out of or in connection with this Agreement shall preferably be settled by the parties through friendly negotiation. Should the negotiation fail, either party shall refer such dispute to the Guangzhou Arbitration Commission for arbitration in accordance with its arbitration rules effective at that time. The arbitration shall be conducted in Chinese. The arbitration award shall be final and binding on the parties.

7.6

Within the validity period of this Agreement, the grant of extension/renewal by the Pledgee to the Pledgors for any breach of or delay in performance of this Agreement shall not affect, damage or restrict any rights and powers of the Pledgee hereunder and vested in the Pledgee as creditor in accordance with relevant laws and regulations, shall not be deemed as the Pledgee’s consent to the default of the Pledgors, and shall neither constitute a waiver of the Pledgee’s right to pursue the default of the Pledgors in the past nor constitute a waiver of the Pledgee’s right to pursue the default of the Pledgors in the future.

7.7

Save with the prior consent of the Pledgee, the Pledgors have no right to delegate or transfer its rights and obligations hereunder. This Agreement shall be binding on the Pledgors and their successors and shall be valid to the Pledgee and each of its successors and transferees. The Pledgee may at any time transfer to its designee (natural/legal person) all or any of its rights and obligations under the Master Agreements. In the said circumstance, the transferee shall have and undertake the Pledgee’s rights and obligations hereunder, as if it were a party to this Agreement. In the event of change of the Pledgee, new parties to the pledge shall sign a new pledge contract.

7.8	The Pledgee shall bear all the fees and actual expenses relating to this Agreement.
7.9

This Agreement amends and restates the Original Equity Pledge Agreement. Upon the effective date of this Agreement, the Original Equity Pledge Agreement shall be terminated and this Agreement shall prevail among the parties.

7.10	This Agreement is written in Chinese and may be executed in five (5) counterparts, each of which taken together shall be deemed to constitute one and the same agreement, one copy for each party hereto, one copy for the competent market supervision and administration authority, and the remaining copies shall be kept by the Company.

The parties hereto have prompted their authorized representatives to sign this Agreement on the date first written above.

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SIGNATURE PAGE OF FIRST AMENDED AND RESTATED AGREEMENT OF THE
EQUITY PLEDGE AGREEMENT

Pledgee:

Guangzhou Qingyin Information Technology Co., Ltd. (Seal)

(Seal)/s/ Seal of Guangzhou Qingyin Information Technology Co., Ltd.

Signature:	/s/ Ren Juan

Name: Ren Juan

Position: Legal representative

SIGNATURE PAGE OF FIRST AMENDED AND RESTATED AGREEMENT OF THE
EQUITY PLEDGE AGREEMENT

Pledgors:

Signature:	/s/ Ding Ning

Name: Ding Ning

SIGNATURE PAGE OF FIRST AMENDED AND RESTATED AGREEMENT OF THE
EQUITY PLEDGE AGREEMENT

Pledgors:

Signature:	/s/ Ren Juan

Name: Ren Juan